SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  June 17, 2010 (June 14, 2010)

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
3661 Horseblock Road
Medford, NY 11763
(Address of principal executive offices)
631-924-1135
(Registrant’s Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The information provided in Item 2.03 below hereby is incorporated by reference into this Item 1.01.

Item 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

On June 14, 2010, Chembio Diagnostic Systems, Inc., the wholly-owned subsidiary of Chembio Diagnostics, Inc. (collectively the “Company”), entered into three agreements with HSBC Bank, NA (“HSBC”).  The three agreements were: 1) a secured term note of $250,000 to be repaid over sixty months; 2) a secured revolving demand note up to $250,000; and 3) a loan and security agreement.  A brief description of the material terms is as follows:

1. Term Note
a.	Amount $250,000, repayable over five years at an annual interest rate of 5.5% (360 day year/ 12 month / 30 day months).
b.	Payments of $4,775.29 per month.
c.	Lien on deposits at the bank.
d.
Acceleration of Term Note:  Upon an event of default of any obligation to HSBC, at the election of HSBC (but automatically in the case of an insolvency default), all the Company’s obligations to HSBC shall become immediately due and payable without notice or demand, except for obligations payable on demand, which shall be due and payable on demand, regardless of whether an event of default has occurred.

2. Revolving Demand Note
a.	Amount – up to $250,000, at an annual interest rate of .25% over the prime rate established by HSBC (360 day year/ 12 month / 30 day months.)
b.	Payable on demand by HSBC, with or without default.
3. Loan and Security Agreement
a.	Concerning revolving demand note, requires a 30-day clean-up, during which there are no amounts outstanding, each year.
b.	Grants security interest in all the assets of the Company.
c.	Covenants:
i.	Tangible Net Worth cannot be less than $3,000,000 at any time.
ii.
The rate of EBITDA to CMLTD plus interest cannot be less than 1.25 to 1.00 for any fiscal year. (CMLTD is for any one-year period, the current scheduled principal payments required to be paid for the applicable period.)

iii.	Cannot pay dividends without HSBC consent.

The only other material relationship between HSBC and the Company is that the Company currently maintains its operating, payroll and primary cash accounts at HSBC.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

               Date:  June 17, 2010                                              Chembio Diagnostics, Inc.

By:    /s/ Lawrence A. Siebert
Lawrence A. Siebert
Chief Executive Officer